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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statements (No. 333-07057, 333-07061, 333-07059 and 333-77779) on Forms S-8 of Pediatrix Medical Group, Inc. of our reports dated February 16, 2001 relating to Magella Healthcare Corporation, which reports appear in the Registration Statement File No. 333-57164 and are incorporated by reference in this Form 8-K of Pediatrix Medical Group, Inc. It should be noted that we have not audited any financial statements of Magella Healthcare Corporation subsequent to December 31, 2000 or performed any audit procedures subsequent to the date of our report.

ARTHUR ANDERSEN LLP



Dallas, Texas
May 18, 2001